UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AVIDITY BIOSCIENCES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Avidity Biosciences, Inc.

3020 Callan Road,

San Diego, California 92121

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 23, 2026

February 13, 2026

These definitive additional materials (the “Definitive Additional Materials”) amend and supplement the definitive proxy statement, dated as of January 30, 2026 (the “Definitive Proxy Statement”), initially mailed to stockholders on or about January 30, 2026, by Avidity Biosciences, Inc., a Delaware corporation (“Avidity,” “we,” “our,” or the “Company”), for a special meeting of our stockholders (the “Special Meeting”) to be held virtually via live webcast on February 23, 2026, at 10:00 a.m., Eastern time (unless the Special Meeting is adjourned or postponed). The purpose of the Special Meeting is to consider and vote upon, among other things, a proposal to adopt (i) the Agreement and Plan of Merger, dated as of October 25, 2025 (the “Merger Agreement”), among Novartis AG, a company limited by shares (Aktiengesellschaft) incorporated under the laws of Switzerland (“Novartis”), Ajax Acquisition Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Novartis, and Avidity; and (ii) the Separation and Distribution Agreement, dated as of October 25, 2025 (the “Separation Agreement”), among the Company, Bryce Therapeutics, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and which on December 8, 2025, changed its name to Atrium Therapeutics, Inc., and Novartis (with respect to certain sections therein).

These Definitive Additional Materials have been filed by Avidity with the United States Securities and Exchange Commission (the “SEC”) on February 13, 2026.

If any stockholders have not already submitted a proxy for use at the Special Meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

If any stockholders have more questions about the transactions contemplated by the Merger Agreement and the Separation Agreement (the “Transactions”) or how to submit their proxies or if any stockholders need additional copies of the proxy statement, this supplement, the proxy card or voting instructions, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 456-3507

Banks & Brokers May Call Collect: (212) 750-5833

The information contained herein speaks only as of February 13, 2026, unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. To the extent that information in these Definitive Additional Materials differs from or conflicts with information contained in the Definitive Proxy Statement, the information in these Definitive Additional Materials shall supersede or supplement the information in the Definitive Proxy Statement, as applicable. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

All references in the Definitive Proxy Statement to the ROFN, the ROFN Holder, a sale of assets of the Company subject to the ROFN, the distribution of Permitted Sale Proceeds in connection with either a sale of assets of the Company subject to the ROFN or a sale of all of SpinCo to the ROFN Holder pursuant to the ROFN and the description of the SpinCo Business following a sale of assets of the Company subject to the ROFN are hereby supplemented with the following information:

On February 5, 2026, the negotiation period under the ROFN expired. As a result, the Company will not sell any assets of the Company subject to the ROFN to the ROFN Holder pursuant to the ROFN, and the Company will not sell all of SpinCo to the ROFN Holder pursuant to the ROFN.

The following disclosure replaces in their entirety the disclosures under the sections entitled “Summary—Legal Proceedings” on page 16 and “The Transactions (Proposal No. 1)—Legal Proceedings” on page 95 of the Definitive Proxy Statement:

On December 3, 2025, a purported stockholder of the Company filed a lawsuit in the United States District Court for the Southern District of California against the Company and the Board, captioned Steve Barnhart v. Avidity Biosciences, Inc. et al, Case No. 25-CV-03414-TWR-BLM (the “Barnhart Complaint”). The Barnhart Complaint asserts claims under Sections 14(a) and 20(a) of the Exchange Act, alleging, among other things, that the preliminary proxy statement filed by the Company with the SEC on November 24, 2025, omits material information and/or contains misleading disclosures. On February 3, 2026, a purported stockholder of the Company filed a lawsuit in the Supreme Court of the State of New York, County of New York, against the Company and the Board, captioned Thomas Jackson v. Avidity Biosciences, Inc. et al., Index No. 650614/2026 (the “Jackson Complaint”). On February 4, 2026, another purported stockholder of the Company filed a lawsuit in the Supreme Court of the State of New York, County of New York, against the Company and the Board, captioned Richard Lawrence v. Avidity Biosciences, Inc. et al., Index No. 650720/2026 (the “Lawrence Complaint” and together with the Barnhart Complaint and the Jackson Complaint, the “Complaints”). The Jackson Complaint and the Lawrence Complaint each assert claims under New York common law, alleging, among other things, that the definitive proxy statement filed with the SEC on January 30, 2026, omits material information and/or contains misleading statements. The Complaints each seek, among other things, injunctive relief preventing the consummation of the Merger, and attorneys’ fees.

The Company has also received certain demand letters from other purported stockholders of the Company making allegations similar to those contained in the Complaints (the “Demand Letters”).

Additionally, the Company has received a demand from another purported stockholder of the Company seeking to inspect the Company’s books and records pursuant to Section 220 of the DGCL in connection with the Merger (the “220 Demand”).

The Company, SpinCo and Merger Sub believe the claims asserted in the Complaints, the Demand Letters and the 220 Demand are without merit. Additional lawsuits may be filed against or additional letters like the Demand Letters or demands like the 220 Demand may be sent to the Company, the Board, Novartis, SpinCo and/or Merger Sub in connection with the Transactions. If additional similar complaints are filed or letters or demands are sent, absent new or different allegations that are material, the Company will not necessarily announce such additional filings or the receipt of such letters or demands.

The following information replaces in its entirety the corresponding question and answer under the section entitled “Questions and Answers About the Special Meeting, the Merger and the Spin-Off” on page 28 of the Definitive Proxy Statement:

Q.	What happens if I sell my shares of Company Common Stock after the Special Meeting but before the Effective Time?

A.

If you transfer your shares of Company Common Stock after the Special Meeting but before the Distribution Record Date and/or the record date used in connection with the distribution of Permitted Sale Proceeds and the Effective Time, you will have transferred the rights to receive both (i) the Merger Consideration and (ii) shares of SpinCo Common Stock pursuant to the Distribution and/or any Permitted Sale Proceeds.

The Company expects that following the Distribution Record Date, shares of Company Common Stock would trade with an entitlement to receive shares of SpinCo Common Stock, pursuant to the Distribution, for a period of time which will be announced by the Company. During this period, if you transfer your shares of Company Common Stock, you will have transferred both your right to receive the Merger Consideration and the right to receive shares of SpinCo Common Stock pursuant to the Distribution.

As disclosed in the Definitive Proxy Statement and these Definitive Additional Materials, purported Avidity stockholders have commenced litigation against or sent demand letters to Avidity, alleging that the Definitive Proxy Statement omits material information and/or contains misleading disclosures. Avidity believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable law; however, to avoid the risks and uncertainties inherent in litigation and the risk that lawsuits may delay or otherwise adversely affect the consummation of the proposed Transactions and to minimize the expense of defending such actions, Avidity wishes to voluntarily make certain supplemental disclosures related to the proposed Transactions, which are set forth below, in response to certain allegations. Nothing in the following supplemental disclosures shall be deemed an admission of liability or the legal necessity or materiality under applicable law of any of the disclosures set forth herein.

The disclosure under the section entitled “The Transactions (Proposal No. 1)—Background of the Transactions” is hereby amended and supplemented by adding the following bolded and double underlined language to the fifth full paragraph on page 43 of the Definitive Proxy Statement as follows:

On July 15, 2025, the Company and Novartis entered into a confidentiality agreement, which contained a standstill provision that did not contain “don’t-ask-don’t-waive” language (the “Novartis NDA”).

The disclosure under the section entitled “The Transactions (Proposal No. 1)—Background of the Transactions” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the strikethrough language in the ninth full paragraph on page 45 of the Definitive Proxy Statement as follows:

Between July 30 and August 2, 2025, the Company entered into confidentiality agreements with Party A, Party B, Party C and Party G related to a potential transaction. ~~The confidentiality agreements with Party B and Party G~~ All four of the confidentiality agreements with the aforementioned counterparties contained standstill provisions that did not contain “don’t-ask-don’t-waive” language (each of which terminated in connection with the execution and announcement of the Transactions) ~~those with Party A and Party C did not contain standstill provisions.~~ The material terms of the confidentiality agreement with Novartis were substantially similar to the material terms of the confidentiality agreements with the other counterparties.

The disclosure under the section entitled “The Transactions (Proposal No. 1)—Background of the Transactions” is hereby amended and supplemented by adding the following bolded and double underlined language in the first full paragraph on page 53 of the Definitive Proxy Statement as follows:

On October 25, 2025, the Company and Novartis entered into the Merger Agreement, the Separation Agreement and the License Agreement and the following day, on October 26, 2025, each of the Company and Novartis issued a press release announcing the execution of the Merger Agreement, the Separation Agreement and the License Agreement. There were no discussions between Novartis and any director or executive officer of the Company at any time prior to the execution of the Merger Agreement, the Separation Agreement and the License Agreement regarding potential employment arrangements or compensation, nor were there any discussions related to Company management’s participation in the equity of or employment with the Surviving Corporation.

The disclosure under the section entitled “The Transactions (Proposal No. 1)—Opinion of Goldman Sachs” is hereby amended and supplemented by adding the following bolded and double underlined language in the first bullet point starting on page 62 of the Definitive Proxy Statement as follows:

•

certain internal forecasts related to the expected utilization by the Company of certain net operating loss carryforwards and tax credits prepared by the management of the Company and approved for Goldman Sachs’s use by the Company (as referred to in the section of this proxy statement entitled “The Transactions (Proposal No. 1)—Certain Financial Projections” beginning on page 73 and referred to in the summaries of Goldman Sachs’s opinion and Barclays’ opinion as the “NOL Forecasts”);

The disclosure under the section entitled “The Transactions (Proposal No. 1)—Opinion of Goldman Sachs—Summary of Financial Analysis—Illustrative Discounted Cash Flow Analysis” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the strikethrough language in the second full paragraph on page 64 of the Definitive Proxy Statement as follows:

Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then added to the range of illustrative enterprise values it derived for the Company the amount of the Company’s net cash of $1.875 billion, as provided by and approved for Goldman Sachs’s use by the management of the Company and described further in the section of this proxy statement entitled “The Transactions (Proposal No. 1)—Certain Financial Projections” beginning on page 73, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by ~~the number of~~ a range of approximately 166.9 million to 167.6 million fully diluted outstanding shares of the Company as of October 23, 2025, as provided by and approved for Goldman Sachs’s use by the management of the Company, using the treasury stock method to derive a range of illustrative present values per share of Company Common Stock ranging from $66 to $79.

The disclosure under the section entitled “The Transactions (Proposal No. 1)—Opinion of Goldman Sachs—Summary of Financial Analysis—Selected Precedent Transactions Analysis” is hereby amended and supplemented by adding the following new column and bolded and double underlined language to the table on page 65 of the Definitive Proxy Statement as follows:

Selected Transactions
Announcement Date	Target	Acquiror	Enterprise Value ($ in billions)	Premium to Undisturbed (%)
July 2025	Verona Pharma plc	Merck & Co., Inc.	$9.8	23%
June 2025	Blueprint Medicines Corporation	Sanofi SA	$9.0	27%
January 2025	Intra-Cellular Therapies, Inc.	Johnson & Johnson	$13.6	39%
December 2023	Karuna Therapeutics, Inc.	Bristol-Myers Squibb Company	$12.7	53%
November 2023	ImmunoGen, Inc.	AbbVie Inc.	$9.6	95%
April 2023	Prometheus Biosciences, Inc.	Merck & Co., Inc.	$10.1	75%
May 2022	Biohaven Pharmaceutical Holding Company Ltd.	Pfizer Inc.	$12.1	79%
December 2021	Vifor Pharma Ltd	CSL Ltd.	$12.3	61%
September 2021	Acceleron Pharma Inc.	Merck & Co., Inc.	$10.9	36%
October 2020	MyoKardia, Inc.	Bristol-Myers Squibb Company	$12.2	61%
November 2019	The Medicines Company	Novartis AG	$9.4	45%
June 2019	Array BioPharma Inc.	Pfizer Inc.	$11.3	62%

The disclosure under the section entitled “The Transactions (Proposal No. 1)—Opinion of Barclays—Summary of Material Financial Analysis—Discounted Cash Flow Analysis” is hereby amended and supplemented by adding the following bolded and double underlined language to the third full paragraph beginning on page 70 of the Definitive Proxy Statement as follows:

To calculate the estimated enterprise value of the Company as of September 30, 2025 using the discounted cash flow method, Barclays added (i) the Company’s projected after-tax unlevered free cash flows for the fourth fiscal quarter of 2025 through fiscal year 2047 based on the Forecasts and NOL Forecasts (as described further in the section of this proxy statement entitled “The Transactions (Proposal No. 1)—Certain Financial Projections” beginning on page 73) to (ii) the “terminal value” of the Company as of 2047, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest, tax expense and amortization (excluding amortization of purchased intangibles) and subtracting capital expenditures and adjusting for changes in working capital. The residual value of the Company at the end of the forecast period, or “terminal value,” was estimated by applying a perpetuity growth rate of 1.0% to 3.0%, which was derived by Barclays utilizing its professional judgment and experience, taking into account the Company’s Forecasts and market expectations and applying such range to the Company’s projected 2047 unlevered free cash flow. The range of after-tax discount rates of 15.5% to 17.5% was selected based on an analysis of the weighted average cost of capital of the Company and the comparable companies. Barclays then calculated a range of implied prices per share of Company Common Stock by first calculating illustrative enterprise values for the Company by adding the ranges of present values it derived above. Barclays then added to the range of illustrative enterprise values it derived for the Company the amount of the Company’s net cash of $1.875 billion, as provided by and approved for Barclays’ use by the management of the Company and described further in the section of this proxy statement entitled “The Transactions (Proposal No. 1)—Certain Financial Projections” beginning on page 73, to derive a range of illustrative equity values for the Company. Barclays then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company as of October 23, 2025, as provided by and approved for Barclays’ use by the management of the Company, using the treasury stock method and taking into account approximately 146.9 million shares of Company Common Stock, 13.7 million shares of Company Common Stock underlying then-outstanding Company Stock Options with a weighted average strike price of $21.64, 6.8 million shares of Company Common Stock underlying then-outstanding Company Warrants with a strike price of $0.001, 3.2 million shares of Company Common Stock underlying then-outstanding Company RSUs subject to time-based vesting and 0.8 million shares of Company Common Stock underlying then-outstanding Company RSUs subject to performance-based vesting. The following summarizes the result of these calculations:

The disclosure under the section entitled “The Transactions (Proposal No. 1)—Opinion of Barclays—Summary of Material Financial Analyses—Transaction Premium Analysis” is hereby amended and supplemented by adding the following new column and bolded and double underlined language to the table on page 71 of the Definitive Proxy Statement as follows:

Date Announced	Target	Acquiror	Total Enterprise Value ($ in billions)	Unaffected Premium	Premium to 52-Week High
September 2025	Merus N.V.	Genmab A/S	$8.0	41%	39%
July 2025	Verona Pharma plc	Merck & Co., Inc.	$9.8	23%	10%
June 2025	Blueprint Medicines Corporation	Sanofi SA	$9.0	27%	10%
January 2025	Intra-Cellular Therapies, Inc.	Johnson & Johnson	$13.6	39%	39%
December 2023	Karuna Therapeutics, Inc.	Bristol Myers Squibb Company	$12.7	53%	37%
December 2023	Cerevel Therapeutics Holdings, Inc.	AbbVie Inc.	$7.9	73%	27%
November 2023	ImmunoGen, Inc.	AbbVie Inc.	$9.6	95%	56%
April 2023	Prometheus Biosciences, Inc.	Merck & Co., Inc.	$10.1	75%	58%
May 2022	Biohaven Pharmaceutical Holding Company Ltd.	Pfizer Inc.	$12.1	79%	0%
September 2021	Acceleron Pharma Inc.	Merck & Co., Inc.	$10.9	36%	25%
October 2020	MyoKardia, Inc.	Bristol Myers Squibb Company	$12.2	61%	61%

The disclosure under the section entitled “The Transactions (Proposal No. 1)—Opinion of Barclays—Summary of Material Financial Analyses—Analyst Price Target Analysis” is hereby amended and supplemented by adding the following bolded and double underlined language to the third full paragraph on page 72 of the Definitive Proxy Statement as follows:

Barclays reviewed publicly available price targets for shares of Company Common Stock prepared and published in 2025 by 14 equity research analysts associated with various Wall Street firms with data current as of October 23, 2025, the last trading day before the Board approved the Transactions. Barclays noted that the range of analyst price targets was $53 to $96.

The disclosure under the section entitled “The Transactions (Proposal No. 1)—Opinion of Barclays—General” is hereby amended and supplemented by adding the following bolded and double underlined language to the fifth full paragraph beginning on page 72 of the Definitive Proxy Statement as follows:

Barclays is acting as financial advisor to the Company in connection with the Transactions. As compensation for its services in connection with the Transactions, the Company paid Barclays a fee of $3,500,000 upon the delivery of Barclays’ opinion, which is referred to as the “Barclays Opinion Fee.” The Barclays Opinion Fee was not contingent upon the conclusion of Barclays’ opinion or the consummation of the Transactions. Additional compensation of approximately $48.5 million will be payable on completion of the Transactions against which the amounts paid for the opinion will be credited. In addition, the Company has agreed to reimburse Barclays for a portion of its reasonable out-of-pocket expenses incurred in connection with the Transactions and to indemnify Barclays for certain liabilities that may arise out of its engagement by the Company and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for the Company, Novartis and their affiliates in the past, and is likely to perform such services in the future, and has received, and is likely to receive, customary fees for such services. Specifically, in the past two years, Barclays has: (i) for the Company, (1) acted as joint bookrunning manager on the Company’s registered equity offerings in June 2024 and (2) acted as joint bookrunning manager on the Company’s registered equity offering in August 2024; and (ii) for Novartis, (1) acted as joint bookrunning manager on Novartis’s registered debt offering in September 2024 and (2) an affiliate of Barclays has been a counterparty to Novartis in various hedging transactions. During the two-year period ended October 25, 2025, and excluding any fees payable in connection with the Transactions, the aggregate amount of compensation received by Barclays from the Company was less than $5 million. During the two-year period ended October 25, 2025, the aggregate amount of compensation received by Barclays from Novartis was less than $5 million.

The disclosure under the section entitled “The Transactions (Proposal No. 1)—Certain Financial Projections—October 2025 Projections” is hereby amended and supplemented by adding the following new rows and bolded and double underlined language to the table on page 74 of the Definitive Proxy Statement as follows:

	Fiscal year ended December 31,
	Q4’25	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036
Total Revenue	$8	$24	$356	$966	$1,911	$3,397	$5,372	$7,541	$9,020	$9,719	$10,192	$10,397
COGS	—	$(5)	$(60)	$(292)	$(281)	$(441)	$(691)	$(989)	$(1,197)	$(1,389)	$(1,538)	$(1,628)
Gross Profit	$8	$19	$296	$674	$1,630	$2,956	$4,681	$6,552	$7,822	$8,330	$8,654	$8,770
Total R&D	$174	$643	$621	$410	$332	$350	$362	$391	$436	$456	$465	$493
SG&A	$45	$242	$291	$389	$549	$779	$1,072	$1,393	$1,597	$1,709	$1,787	$1,823
EBIT	$(211)	$(738)	$(543)	$(125)	$749	$1,827	$3,247	$4,769	$5,790	$6,165	$6,402	$6,454
NOPAT	$(211)	$(738)	$(543)	$(125)	$562	$1,370	$2,435	$3,576	$4,342	$4,624	$4,802	$4,840
Unlevered Free Cash Flow	$(219)	$(743)	$(681)	$(417)	$346	$1,066	$2,071	$3,230	$4,120	$4,519	$4,731	$4,810

	Fiscal year ended December 31,
	2037	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047
Total Revenue	$10,380	$10,253	$10,114	$10,002	$9,908	$7,369	$4,531	$3,020	$2,478	$2,504	$2,555
COGS	$(1,647)	$(1,632)	$(1,605)	$(1,577)	$(1,559)	$(1,084)	$(627)	$(428)	$(368)	$(376)	$(383)
Gross Profit	$8,733	$8,621	$8,509	$8,425	$8,349	$6,285	$3,904	$2,591	$2,110	$2,129	$2,172
Total R&D	$490	$486	$482	$478	$475	$390	$293	$257	$245	$247	$249
SG&A	$1,825	$1,810	$1,794	$1,782	$1,783	$1,290	$770	$498	$397	$388	$396
EBIT	$6,418	$6,324	$6,234	$6,165	$6,091	$4,605	$2,840	$1,836	$1,469	$1,494	$1,527
NOPAT	$4,813	$4,743	$4,675	$4,624	$4,568	$3,454	$2,130	$1,377	$1,101	$1,120	$1,145
Unlevered Free Cash Flow	$4,816	$4,762	$4,696	$4,641	$4,582	$3,835	$2,556	$1,604	$1,183	$1,111	$1,137

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction between Avidity and Novartis, Avidity has filed with the SEC the Definitive Proxy Statement on January 30, 2026. Avidity may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Definitive Proxy Statement or any other document that may be filed by Avidity with the SEC. AVIDITY’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED BY EACH OF NOVARTIS AND AVIDITY WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER AND THE SPIN-OFF (COLLECTIVELY, THE “TRANSACTIONS”) OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND THE PARTIES TO THE PROPOSED TRANSACTIONS. Investors and security holders are able to obtain a free copy of the Proxy Statement and such other documents containing important information about Novartis and Avidity through the website maintained by the SEC at www.sec.gov. Novartis and Avidity make available free of charge at the Novartis website at www.novartis.com/investors/financial-data/sec-filings and Avidity’s website at investors.aviditybiosciences.com/sec-filings, respectively, copies of documents they file with, or furnish to, the SEC. The contents of the websites referenced above will not be deemed to be incorporated by reference into the Definitive Proxy Statement.

PARTICIPANTS IN THE SOLICITATION

Avidity and certain of its respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Avidity stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of Avidity directors and executive officers in the transaction, which may be different than those of Avidity stockholders generally, by reading the Definitive Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the transaction. You may obtain free copies of these documents using the sources indicated above.

NO OFFER OR SOLICITATION

This communication is for informational purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “look forward,” “believe,” “committed,” “investigational,” “pipeline,” “launch,” or similar terms, or by express or implied discussions regarding the Transactions, the expected timetable for completing each of the proposed Transactions and the related interim steps, the composition of the assets and liabilities to be held by SpinCo and Avidity following the Spin-Off, the management team for SpinCo and its cash balance, potential marketing approvals, new indications or labeling for Avidity’s product candidates, Avidity’s platform and preclinical assets, or potential future revenues from Avidity’s product candidates. You should not place undue reliance on these statements. Such forward-looking statements are based on our current beliefs and expectations regarding future events, and are subject to significant known and unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that the conditions to the closing of the Transactions will be satisfied on the expected timetable or at all or that the expected benefits or synergies from the Transactions will be achieved in the expected timeframe, or at all. In particular, expectations regarding Avidity, SpinCo, or the Transactions could be affected by, among other things, the timing of the satisfaction of customary closing conditions, including the receipt of regulatory approvals and the approval of Avidity’s stockholders, on acceptable terms or at all; risks and costs related to the implementation of the separation of SpinCo, including the ability to complete the separation in the anticipated timeframe, or at all, and any changes to the configuration of the businesses included in the separation if implemented; the sale of certain of SpinCo’s assets pursuant to a third party right of first negotiation; the risk that competing offers or acquisition proposals will be made; the effects of disruption from the Transactions and the impact of the announcement and pendency of the Transactions on Novartis’ and/or Avidity’s businesses, including their relationships with employees, business partners or governmental entities; the risk that the Transactions may be more expensive to complete than anticipated; the risk that stockholder litigation in connection with the Transactions may result in significant costs of defense, indemnification and liability; a diversion of management’s attention from ongoing business operations and opportunities as a result of the Transactions or otherwise; the uncertainties inherent in research and development, including clinical trial results and additional analysis of existing clinical data; regulatory actions or delays or government regulation generally; and the risks and factors referred to in Novartis AG’s most recent Annual Report on Form 20-F for the year ended December 31, 2024, Avidity’s Annual Report on Form 10-K for the year ended December 31, 2024, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025, and any subsequent filings made by either party with the SEC, available on the SEC’s website at www.sec.gov, Avidity is providing the information in this communication as of this date and does not undertake any obligation to update any forward-looking statements contained in this communication as a result of new information, future events or otherwise, except to the extent required by law.